For More Information, contact:

Bill Price
908-582-4820 (office)
201-214-5123 (mobile)
williamprice@lucent.com

John Skalko
908-582-5210 (office)
908-385-9083 (mobile)
jskalko@lucent.com

FORMER DEPUTY U.S.TRADE REPRESENTATIVE LINNET DEILY
JOINS BOARD OF LUCENT TECHNOLOGIES

FOR IMMEDIATE RELEASE: THURSDAY, Nov. 10, 2005

MURRAY HILL, N. J. – Linnet F. Deily of Houston, Texas, today was named to the board of directors of Lucent Technologies.

Deily, 60, most recently served as deputy U. S. Trade Representative in Geneva, Switzerland for more than four years where she represented the U. S. at the World Trade Organization (WTO), including leading the U.S. team in Geneva in the Doha Round of trade negotiations. Her career has also included tenures as Vice Chairman of Charles Schwab & Company, Inc., a member of the Schwab Management Committee; First Interstate Bancorp Management Committee and Chairman of the First Interstate Bancorp Retail Council; Chairman, President and CEO of the First Interstate Bank of Texas and various positions in international banking, including Senior Vice President with RepublicBank, Dallas.

“Linnet’s extensive experience in executive management and international trade makes her a valuable addition to the board as we focus on accelerating Lucent’s pace for profitable revenue growth,” said Lucent Chairman and CEO Patricia Russo. “We look forward to working with Linnet and utilizing her expertise to move our company forward in a dynamic global marketplace for communications technology.”

Ms. Deily’s appointment increases the Lucent board of directors to 11. She joins Robert Denham, Daniel Goldin, Edward Hagenlocker, Carla Hills, Karl Krapek, Richard Levin, Henry Schacht, Franklin Thomas, Ronald Williams and Russo on the board.

Ms. Deily is a graduate of the University of Texas at Austin, where she received a bachelor’s degree in Government and of the University of Texas at Dallas where she received a master’s degree in International Management.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit http://www.lucent.com.

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